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                                                                   EXHIBIT 10.15


                         PENNCORP FINANCIAL GROUP, INC.

               1996 SENIOR EXECUTIVE ANNUAL INCENTIVE AWARD PLAN

I. PLAN OBJECTIVES

     The objectives of the 1996 Executive Annual Incentive Award Plan (the "Plan") are to advance the interests of PennCorp Financial Group, Inc. (the "Company") and its shareholders by providing key executives with incentive opportunities that:

     - provide compensation opportunities which are competitive with those of comparable institutions

     - focus these executives' attention on the accomplishment of specifically identified Company goals

     - recognize different levels and types of individual contributions by providing for adjustment of the incentive payout on the basis of individual performance

II. DEFINITIONS

     "Annual Incentive Award" or "Award" means the compensation payable under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

     "Board" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons each of whom is an "outside director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Plan" means the PennCorp Financial Group, Inc. 1996 Senior Executive Annual Incentive Award Plan.

     "Performance Goals" shall be defined as the performance criterion or criteria established by the Committee, pursuant to Section V hereof, for the purpose of determining Awards under the Plan.

     "Performance Period" means the consecutive 12 month period that constitutes the Company's fiscal year, unless otherwise specified by the Committee.

     "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

III. ADMINISTRATION OF THE PLAN

     The plan will be administered by the Committee. The Committee is authorized to interpret the Plan and to establish and amend rules and regulations necessary for Plan administration. Decisions of the Committee shall be binding on all persons claiming rights under the Plan.

IV. ELIGIBILITY

     Participants will be selected by the Committee annually not later than 90 days after the approval of the Plan at the 1996 Annual Meeting of Stockholders and thereafter not later than 90 days after the commencement of Performance Periods commencing on and after January 1, 1997. The Chief Executive Officer and the President of the Company are hereby designated as the initial Participants under the Plan.

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     Notwithstanding the foregoing, at any time during a Performance Period the
Committee may designate new Participants or remove Participants, in its sole discretion. Participation in the Plan in any prior year or years shall not give one the right to be a Participant in any subsequent year.

V. PERFORMANCE GOALS AND MEASURES

     Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award (or, in the case of the Performance Period covering the 1996 fiscal year, not later than June 11, 1996, the date of the Proxy Statement relating to the 1996 annual meeting of shareholders). The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of performance. The criterion or criteria used in establishing Performance Goals may, at the discretion of the Committee, include a targeted growth rate in annual compounded earnings per share or any other appropriate measure such as revenue, cash flow, EBITDA, net income, return on assets or return on equity. The Performance Goals established by the Committee shall include a threshold level below which no Award will be payable and a maximum Award level for each Participant. The determination of attainment of the Performance Goals shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee.

     The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) dispositions or acquisitions of businesses or business units, (vi) restatement of prior period financial results, and (vii) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, (x) reduce the Awards under the Plan to offset any results not anticipated when the Performance Goals were established or (y) increase or reduce the Awards under the Plan, but in neither event by more than 25%, to reflect the Committee's evaluation of the individual performance of any Participant under the Plan; provided that no such adjustment shall be made if such adjustment would affect the tax deductibility of the Award under Section 162(m) of the Code.

VI. AWARDS

     Awards under the Plan shall be paid in cash as soon as practicable following the close of that Performance Period.

     At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year's performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period. The maximum Annual Incentive Award that may be granted to a Participant under the Plan for any Performance Period shall be twice the Participant's target bonus opportunity.

VII. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION OF THE PLAN

     The Board may amend, modify, suspend or terminate this Plan for any purpose except that no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would (i) increase the maximum amount that can be paid to a Participant under the Plan in a Performance Period;
(ii) change the performance criterion or criteria set forth in Section V hereof for payment of Awards; or (iii) modify the eligibility requirement for Participants in the Plan unless first approved by the Company's shareholders.

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VIII. EFFECTIVE DATE OF THE PLAN

     This Plan shall be effective as of January 1, 1996. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the Company's shareholders at the annual meeting of the Company's shareholders held in 1996. If the shareholders of the Company shall fail to approve this Plan, this Plan shall terminate and cease to be of any further force or effect. Subject to earlier termination pursuant to Section VII, the Plan shall remain in effect through the conclusion of the 2001 fiscal year of the Company. After termination of the Plan, no future Awards may be granted.

IX. INTERPRETATION

     The Plan is designed to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in manner consistent with that intent.

X. GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of New York and applicable federal law and construed in accordance therewith.

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